GOLDEN PATRIOT, CORP.

1140 Reckson Plaza

Uniondale, N.Y. 11556

June 15, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Golden Patriot Announces Radiometric Surveys have Commenced

on the Lucky Boy Uranium Prospect

Golden Patriot, Corp. ("GPTC") (OTCBB: GPTC) (Frankfurt Stock Exchange:GPU) wishes to announce that it has been informed by the operator that the radiometric surveys (scintillometer and radon gas) have now commenced on the past producing Lucky Boy uranium prospect in Gila County, Arizona.

GPTC also has recently been approached by a New York Stock Exchange listed gold company on a potential joint venture on one of the gold prospects GPTC holds.  Discussions are at the earliest stages and there is no guarantee that a deal with be completed at any time.

Brad Rudman, President of GPTC stated, "It is quite exciting to be reaching significant milestones with regard to the Lucky Boy Uranium Prospect.  Our goal is to go into production on this past producing uranium mine, optimally with the price of uranium near all time highs.

One of the first uranium properties to go into production in Arizona, the Lucky Boy property has demonstrated open-pittable and heap-leachable characteristics. The property appears to be located in a non-environmentally sensitive area. Exploration and development potential is considered very high.

GPTC has interests in mineral properties involving uranium and gold mining.  To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.